Exhibit 5(a)

                           AARP CASH INVESTMENTS FUNDS
                                 345 Park Avenue
                            New York. New York 10154


                                                               December 16, 1985


  AARP/Scudder Financial Management
   Company
  345 Park Avenue
  New York, New York 10154

                  Investment Management and Advisor's Agreement
                  ---------------------------------------------

Dear Sirs:

     AARP CASH INVESTMENTS FUNDS (the "Trust") has been established as a Massachusetts business trust to engage in the business of an investment company. The Trust's Declaration of Trust provides that the Trust's Trustees may, from time to time, determine that the shares of beneficial interests of the Trust ("Shares") shall be issued in separate series of the Trust ("Series"). There are currently four Series to be offered to the public. The Trust has selected you to act as investment adviser, commencing on the effective date




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  AARP/Scudder Financial
     Management Company               -2-                      December 16, 1985

  of your registration as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Registration"), for each of the four Series of the Trust and for each Series that may subsequently be authorized by the Trustees (unless otherwise provided at the time and subject to such conditions and amendments to this agreement as shall mutually be agreed upon), and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

          1. Delivery of Trust Documents. The Trust has furnished you with copies properly certified or authenticated of each of the following:

     (a) Restated Declaration of Trust, dated February 6, 1985, as amended to date.

     (b) By-Laws of the Trust as in effect on the date hereof.

     (c) Resolutions of the Trustees selecting you as investment adviser and approving the form of this Agreement.


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  AARP/Scudder Financial
     Management Company               -3-                      December 16, 1985

  The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

          2. Advisors Services. You will regularly provide, or cause to be provided pursuant to the Subadvisory Agreement and other agreements referred to in paragraph 10 hereof, each Series of the Trust with investment research, advice and supervision and will furnish continuously an investment program for each Series consistent with the investment objectives and policies of that Series. You will determine what securities shall be purchased for each Series, what securities shall be held or sold by each Series, and what portion of the assets of each Series shall be held uninvested, subject always to the provisions of the Trust's Declaration of Trust and By-Laws and of the Investment Company Act of 1940, as amended, and to the investment objectives, policies and restrictions of the Trust and the Series, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Trustees may from time to time establish. You shall advise and assist the officers of the Trust in taking such steps



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  AARP/Scudder Financial
     Management Company               -4-                      December 16, 1985

  as are necessary or appropriate to carry out the decisions of the Trustees and the appropriate committees of the Trustees regarding the conduct of the business of the Trust and each Series.

          3. Allocation of Charges and Expenses. You will pay the compensation and expenses of all officers and executive employees of the Trust and will make available or cause to be made available, without expense to the Trust, the services of such of your partners, directors, officers and employees, or of the partners, directors, officers and employees of your partners, as may duly be elected officers, directors or trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. You will pay the Trust's office rent and will provide, or cause to be provided, investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. You will not be required to pay any expenses of the Trust other than those specifically allocated to you in this paragraph 3. In particular, but without limiting the generality of the foregoing, you will not be required to pay: organization



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  AARP/Scudder Financial
     Management Company               -5-                      December 16, 1985

  expenses of the Trust; clerical salaries; fees and expenses incurred by the Trust in connection with membership in investment company organizations; brokers' commissions; payment for portfolio pricing services to a pricing agent, if any; legal, auditing or accounting expenses; taxes or governmental fees; the fees and expenses of the transfer agent of the Trust; the cost of preparing share certificates or any other expenses, including clerical and administrative expenses of issue, sale, underwriting, distribution, redemption or repurchase of Shares issued by the Trust; the expenses of and fees for registering or qualifying Shares of the Trust for sale under federal or state securities law; the fees and expenses of directors or Trustees of the Trust who are not affiliated with you; the cost of preparing and distributing reports and notices to shareholders; or the fees or disbursements of custodians of the Trust's assets, including expenses incurred in the performance of any obligations enumerated by the Restated Declaration of Trust or By-Laws of the Trust insofar as they govern agreements with any such custodian. You shall not be required to pay expenses of activities which are primar-



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  AARP/Scudder Financial
     Management Company               -6-                      December 16, 1985

  ily intended to result in sales of Shares of the Trust if and to the extent that (i) such expenses are required to be borne by a principal underwriter which acts as the distributor of the Trust's Shares pursuant to an underwriting agreement which provides that the underwriter shall assume some or all of such expenses, (ii) the Trust shall have adopted a plan in conformity with Rule 12b-1 under the Investment Company Act of 1940, as amended, providing that the Trust (or some other party) shall assume some or all of such expenses or (iii) such expenses are required to be borne by Scudder pursuant to Section 4 of the Investment Company Services Agreement, dated as of October 9, 1984, among Scudder, American Association of Retired Persons and the Manager, as amended. You shall be required to pay such expenses as are excluded by the preceding sentence.

          4. Compensation of the Adviser. For all services to be rendered and payments made as provided in paragraphs 2 and 3 hereof, the Trust will pay you on the last day of each month a fee equal to the sum of 49/1200 of 1% on the first $250 million, 47/1200 of 1% on the next $250 million, 45/1200 of 1% on the next $500 mil-



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  AARP/Scudder Financial
     Management Company               -7-                      December 16, 1985

  lion, 43/1200 of 1% on the next $500 million, 41/1200 of 1% on the next $500 million and 39/1200 of 1% on the balance of average daily net assets (as defined below) of the Series of the Trust known as "AARP Prime Money Fund", 48/1200 of 1%, 46/1200 of 1% on the next $250 million, 42/1200 of 1% on the next $1,500 million and 38/1200 of 1% on the balance of average daily net assets of the Series of the Trust known as "AARP U.S. Treasury Money Fund", 49/1200 of 1% of the value of the average daily net assets of the Series of the Trust known as "AARP Tax Free Money Fund" and 48/1200 of 1%, 46/1200 of 1% on the next $250 million, 42/1200 of 1% on the next $1,500 million and 38/1200 of 1% on the balance of the average daily net assets of the Series of the Trust known as "AARP Money Fund." The "average daily net assets" of the Trust or any Series are defined as the average of the values placed on the net assets as of the close of the New York Stock Exchange, on each day on which the net asset value of the portfolio of the Trust or a series thereof is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act of 1940 or, if the Trust lawfully determines the value of the net



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  AARP/Scudder Financial
     Management Company               -8-                      December 16, 1985

  assets of its portfolio as of some other time on each business day, as of such time. The value of net assets of the Trust or any Series shall be determined pursuant to the applicable provisions of the Restated Declaration of Trust and By-Laws of the Trust. If, pursuant to such provisions, the determination of net asset value for any Series is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of that Series of the Trust as last determined shall be deemed to be the value of the net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the portfolio of that Series may lawfully be determined, on that day. If the determination of the net asset value of the Shares of any Series of the Trust has been suspended pursuant to the Restated Declaration of Trust or By-Laws of the Trust for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Trust as last determined (whether during or prior to such month). You agree that your compensation for any fiscal year shall be reduced by the amount, if any, by



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  AARP/Scudder Financial
     Management Company               -9-                      December 16, 1985

  which the expenses of the Trust for such fiscal year exceed the lowest applicable expense limitation established pursuant to the statutes or regulations of any jurisdiction in which the Shares of the Trust may be qualified for offer and sale. You shall refund to the Trust or Series, as applicable, the amount of any reduction of your compensation pursuant to this paragraph 4 as promptly as practicable after the end of such fiscal year, provided that you will not be required to pay the Trust or Series an amount greater than the fee paid to you in respect of such year pursuant to this Agreement. As used in this paragraph 4, "expenses" shall mean those expenses included in the applicable expense limitation having the broadest specifications thereof, and "expense limitation" means a limit on the maximum annual expenses which may be incurred by an investment company determined (i) by multiplying a fixed percentage by the average, or by multiplying more than one such percentage by different specified amounts of the average, of the values of an investment company's net assets for a fiscal year or (ii) by multiplying a fixed percentage by an investment company's net investment income for a fiscal year. The



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  AARP/Scudder Financial
     Management Company               -10-                     December 16, 1985

  words "lowest applicable expense limitation" shall be construed to result in the largest reduction of your compensation for any fiscal year of the Trust. Nothing in this paragraph 4 shall be construed to require you to reduce your compensation unless such reduction would be required by the statutes and regulations of any jurisdiction in which Shares of the Trust are qualified for sale without the application of this paragraph 4.

          5. Avoidance of Inconsistent Position. In connection with purchases or sales of portfolio securities for the account of the Trust, neither you nor any of your partners, directors, officers or employees will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Trust's account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Trust the most favorable execution and net price available. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Trust, you will act solely as investment counsel



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  AARP/Scudder Financial
     Management Company               -11-                     December 16, 1985

  for such clients and not in any way on behalf of the Trust. Your services to the Trust pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

          6. Limitation of Liability of Adviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as your employee or agent.

     7. Duration and Termination of this Agreement. This Agreement shall become effective as of the date hereof and shall remain in force until August 31, 1987 and with respect to each Series, from year to year there-



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  AARP/Scudder Financial
     Management Company               -12-                     December 16, 1985

  after, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees, or, with respect to each Series, by vote of a majority of the outstanding voting securities of such Series of the Trust. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may, on 60 days' written notice, be terminated at any time without the payment of any penalty, by the Trustees, by vote of a majority of the outstanding voting securities of the Trust (or Series, with respect only to that Series), or by you. This Agreement shall automatically terminate in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business shall not



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  AARP/Scudder Financial
     Management Company               -13-                     December 16, 1985

  be deemed to be an assignment for the purposes of this Agreement. In interpreting the provisions of this Agreement, the definitions contained in
  Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

          9. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective with respect to any Series until approved by the Trustees, including a majority of the directors or Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and by vote of the holders of a majority of the outstanding voting securities of such Series of the Trust.



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  AARP/Scudder Financial
     Management Company               -14-                     December 16, 1985

          10. Subadvisory Agreement, etc. In rendering the services required under this Agreement, you may, subject to the legally required approval of the Trust, its shareholders and Trustees or directors, cause such services to be provided by a registered investment adviser and receive other assistance from such investment adviser pursuant to an agreement or agreements, and may contract with such other parties as you may deem appropriate to obtain information, advice and management services and other assistance, but any fees, compensation or expenses to be paid to any such party shall be paid by you, and no obligation shall be incurred on the Trust's behalf in any such respect.

          11. Miscellaneous. It is understood and expressly stipulated that neither the shareholders of the Trust nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which




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 AARP/Scudder Financial
   Management Company                 -15-                     December 16, 1985


  together shall constitute one and the same instrument. This Agreement shall be construed in accordance with and governed by the laws of New York.

     If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

                                        Yours very truly,

                                        AARP CASH INVESTMENTS FUNDS

                                        By /s/Cuyler W. Findlay
                                        -----------------------
                                        President

     The foregoing Agreement is hereby accepted as of the date hereof.

                                        AARP/SCUDDER FINANCIAL
                                           MANAGEMENT COMPANY

                                        By: SCUDDER, STEVENS & CLARK LTD.
                                        A General Partner

                                        By /s/Lin C. Coughlin
                                           -------------------------
                                           Title: Managing Director